EX-10.24
                      ACCESS PHARMACEUTICALS, INC.
              2000 Special Stock Option Plan and Agreement


            This 2000 Special Stock Option Plan and Agreement, is dated as of the 11th day of February, 2000 between Access Pharmaceuticals, Inc., a Delaware corporation (hereinafter called the "Company") and Kerry P. Gray called the "Grantee".

      RECITALS:

            A. On February 11, 2000 (the "Grant Date"), the Company adopted this 2000 Special Stock Option Plan and Agreement (the "Plan"). This Plan provides for the award of an option to purchase 500,000 shares of the authorized but unissued shares of the common stock, $.01 par value per share, of the Company ("Common Stock") to the Grantee;

            B. The Grantee has been designated by the Board of Directors to participate in the Plan.

            In consideration of the foregoing and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

            1.    Stock Option.

                  (a)   Award.  The Company hereby awards to
      the Grantee, pursuant to the terms and conditions set forth herein, an option to acquire 500,000 shares of Common Stock.

                  (b)   Exercise Price.  The exercise price
      per share of Common Stock payable upon the exercise of the Option is $2.50. Payment for shares of Common Stock purchased pursuant to an Option shall be made in full upon exercise of the Option. Payment for shares of Common Stock acquired upon exercise of an Option shall be made in cash.

            (c) Exercise Date. The Option may be exercised at any time, or from time to time, after the date and to the extent that the Option has vested as provided in Paragraph 2. This Agreement shall not be construed to require the Option rights of the Grantee to be exercisable in installments at fixed intervals.

            (d)   Expiration.  The Option may not be
          exercised after the date ten years and one day from the Grant Date or, if earlier, after the occurrence of any one of the following events:

                  (i)   ninety (90) days after Grantee's
                termination of association with the Company, irrespective of whether the termination is voluntary or otherwise, except that the Option exercise period shall not expire (1) in the case of Grantee's total and permanent disability until the determination required in (iii) below shall have been made; or (2) if the Committee of the


                Board of Directors of the Company responsible for the administration of the Plan shall in their sole discretion permit exercise of the Option after termination;

                  (ii)  ninety (90) days after Grantee's
                normal retirement;

                  (iii) Grantee's total and permanent
                disability which, after medical advice,
                shall be determined by the Board of
                Directors.  The Grantee, or his legal
                representative, shall have the right at any time within one hundred twenty (120) days after receipt of notice of determination of total and permanent disability to exercise the Option granted hereunder to the extent the Grantee could have exercised such Option immediately before such determination pursuant to the provisions of Paragraph 2; and

                  (iv)  Grantee's death during his
                association with the Company or any of its subsidiaries, if he shall not have fully exercised any Option awarded hereunder, in which case the same may be exercised at any time within one year after the Grantee's death by the Grantee's personal representative, beneficiary or legal heirs to the extent the Grantee could have exercised such Option immediately before his death pursuant to the provisions of Paragraph 2. The Option shall be exercised only by the Grantee's transferee, who shall be the person or persons entitled to the Option under the Grantee's will, or, if he shall fail to make testamentary disposition of the Option, his legal representative or legal heirs. Any transferee exercising the Option must furnish the Company (1) written notice of his status as transferee; (2) evidence satisfactory to the Company to establish the validity of the transfer of the Option, and compliance with any laws or regulations pertaining to said transfers; and (3) written acceptance by the transferee of the terms and conditions of the Option as prescribed in this Agreement.

            (e) Rights of Holder of Option. The Grantee shall have no rights as a shareholder with respect to any share covered by his Option until he shall have become the holder of record of such share, and he shall not be entitled to any dividends or distributions or other rights in respect of such share for which the record date is prior to the date on which he shall have become the holder of record thereof.

          2. Vesting Requirements. The Option granted hereunder shall not be exercisable until it has vested. The Option shall vest as follows:

            (a) 25% of the shares subject to this Option shall vest immediately following the close of the 12th month following the Grant Date;

            (b) an aggregate of 50% of the shares subject to this Option shall vest immediately following the close of the 25th month following the Grant Date;

            (c) an aggregate of 75% of the shares subject to this Option shall vest immediately following the close of the 37th month following the Grant Date;

            (e) an aggregate of 100% of the shares subject to this Option shall vest immediately following the close of the 49th month following the Grant Date; and

            (f) all of the shares subject to this Option shall vest upon the occurrence of any of the following events:

                        (i)   any Person or Persons acting as
                  a group, become(s) after the date of this Agreement the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of voting shares (or shares convertible into voting shares) representing 25% or more of the Company's then outstanding voting shares (or shares convertible into voting shares); or

                        (ii)  there shall be a sale of all, or
                  substantially all, of the Company's assets, or the Company shall merge or consolidate with another corporation and the stockholders of the Company immediately prior to such transaction do not own, immediately after such transaction, stock of the purchasing or surviving corporation in this transaction (or of the parent corporation of the purchasing or surviving corporation) possessing more than 50% of the voting power (for the election of Directors) of the outstanding stock of that corporation, which ownership shall be measured without regard to any stock of the purchasing, surviving or parent corporation owned by the stockholders of the Company before the transaction;

                  provided, however, the provisions of this Section
            which would otherwise be applicable, shall not apply to a merger or consolidation which does not change any voting securityholder's percentage ownership of the outstanding voting stock in any successor to the Company from the percentage of such stock beneficially owned by such holder in the Company prior to such merger or consolidation, and shall not apply to a transfer of all or substantially all of the assets of the Company to a wholly-owned subsidiary of the Company.

            3. Notice of Exercise of Options. Options may be exercised by giving written notice to the Company specifying the number of shares of Common Stock to be purchased accompanied by payment in full of the applicable exercise price. Any written notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its President, at the Company's then current address.
Any written notice to be given to the Grantee shall be addressed to the Grantee at the address set forth by the Grantee in the Grant or as the Grantee may hereafter designate in writing. Any such written notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope, addressed as aforesaid, registered and deposited, postage prepaid, in a post office or branch post office regularly maintained by the United States Government.

            4.    Miscellaneous.

            (a) Non-Transferability of Awards. Unless otherwise authorized by the Board of Directors or Compensation Committee of the Company, the Option award shall not be transferable except by will or the laws of descent and distribution and during the lifetime of the Grantee, the Option shall be exercised only be him or her or his legal guardian or legal representative.

            (b) Controlling Law. This Agreement shall be subject to and construed in accordance with the laws of the State of Texas.

            (c) Binding Agreement. Subject to the limitations on the transferability of the Option contained herein, this Agreement shall be binding upon and insure to the benefit of the beneficiaries, heirs, legal representatives, successors and assigns of the parties hereto.

            IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate to be effective the day and year first above written.

"Company"                                       "Grantee"

ACCESS PHARMACEUTICALS, INC.

By:     /s/ Stephen B. Thompson                   /s/ Kerry P.Gray
      --------------------------                ---------------------
      Stephen B. Thompson                             Signature
      Treasurer and Chief Financial Officer

                                                  4939 Stony Ford Dr.
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                                                Street Address

                                                  Dallas, TX 75287
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                                                City, State and Zip code